Exhibit 99.1

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OptimizeRx Corporation

First Quarter 2018 Conference Call

May 2, 2018

C O R P O R A T E   P A R T I C I P A N T S

William Febbo, Chief Executive Officer & Director

Douglas Baker, Chief Financial Officer

Miriam Paramore, President

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Eric Martinuzzi, Lake Street Capital Markets

Andrew D'Silva, B. Riley FBR, Inc.

Harvey Poppel, Poptech, LP

Ron Chez, Private Investor

P R E S E N T A T I O N

Operator:

Good afternoon, and thank you for joining us today to discuss OptimizeRx first quarter ended March 31, 2018. With us are the Company's Chief Executive Officer, Will Febbo; the Company's President, Miriam Paramore; and its Chief Financial Officer, Doug Baker. Following their remarks, we will open the call to your questions. Then before we conclude today's call, I'll provide some important cautions regarding the forward-looking statements made by Management during the call.

I'd also like to remind everyone that today's call is being recorded and will be made available for telephone replay via instructions in today's press release in the Investors section of the Company's website.

Now, I would like to turn the call over to OptimizeRx CEO, Will Febbo. Please go ahead, sir.

William Febbo:

Thank you very much, Rebecca (phon), and good afternoon, everyone, and thanks for joining us on the call today. As you've now seen by today's earnings release, we've been busy. On the call today, we’d would like to talk about the strong progress we've been making and the foundation we continue to lay in preparation for future growth and expansion.

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Our strong growth is apparent by the numbers, I'd say on pretty much every level, but there is a lot more to communicate on top of that, commercially, structurally and strategically, that is, without giving too much away. Let's start commercially. We've continued to acquire new pharmaceutical brands and grow our existing customers on our core messaging platform. We've continued to expand our distribution network of the electronic health record vendors, e-prescribe vendors and now clinical decision support vendors as well.

Today, our network reaches over half the nation's healthcare providers, or HCPs, you'll hear commonly, in the ambulatory market, making OptimizeRx, the health care industry's largest point of care network. We deliver real-time financial assistance and critical clinical information, from pharma companies to HCPs and patients. Our team is doing a tremendous job and our clients are thrilled with our solutions, service and our culture.

Now, structurally. As I have mentioned on past calls, when we felt confident, we had the momentum on all levels, we would bring OPRX onto a major exchange and seek additional capital to support growth across all aspects of our business. In this regard, we've done three key things. First, we announced today a private placement of $9 million with institutional investors who are as excited about our prospects as we are.

Second, we received the approval of our Board for a reverse stock split of one-for-three, in order to meet the minimum price requirements for NASDAQ. The current expectation is that we uplist within the next couple of months.

Finally, we added two new independent Board members that we announced last week and established a new audit committee, which will help to share strong corporate governance as we scale the business.

Now, in terms of strategy. We have added clinical decision support as yet another channel through which we can reach doctors and help patients better afford their medications. Later, Miriam will speak to clinical decision support and our recent announcement about evidence care.

This is important because we started the process of reaching doctors and hospitals, a strategic comparative to scale. We also invested in our data warehouse, reporting and analytics, as well as compliance and security. We're also proud to report our sixth consecutive quarter of top line growth with revenue up 91% over the same year-ago period, driven by strong growth in all our messaging products as well as brand support.

The sequential quarterly revenue growth also means we buck the traditional seasonal Q1 downtick. That's a big accomplishment and hats off to the operational team there. Gross margin also improved from 35% Q1 of '17 to 51% this quarter due to greater volumes of messagings across our platform and more favorable contract terms with our partners. Clearly, we are realizing the growth opportunity in the digital health messaging marketplace, which by most measures, as I walked through on our last call, is plenty big to continue growth at impressive levels.

The breadth of solutions and brands we offer our network, our extensive relationships with pharmaceutical companies, major EHRs and the vast reach of our network, all work together to provide us a substantial competitive advantage and a dominant position in the marketplace. I think we are starting to see this reflected in our valuation as well.

Now, before we dive further into operational details from the first quarter and outlook for the remainder of the year, I'd like to turn the call over to our CFO, Doug Baker, who will walk us through the financials for Q1. Doug?

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Douglas Baker:

Thanks, Will, and good afternoon, everyone. Prior to the call, we issued a press release with the results of our first quarter ended March 31, 2018. A copy of that release is available on the Investor Relations section of our website. We reported net revenue in the first quarter of 2018 increased 91% over the year-ago quarter to a record $4.1 million. The increase is primarily due to revenue from our two core products of financial and brand messaging, coupled with broader distribution with our new channel partners. The launch of new pharmaceutical brands also contributed to the increase.

Historically, people ask about the actual number of brands we represent, but we've moved away from this metric because it doesn't necessarily correlate directly to revenue. For example, one brand may generate over $1 million in revenue for us, while another more specialized brand may be under $100,000. Also, as Will mentioned, historically there's been some seasonality in our business, where typically the first quarter is sequentially down from the prior fourth quarter.

However, in this year's Q1, net revenue was up more than 2.6%, sequentially. Our sales force did a great job of getting 2018 projects locked down in December, and our account managers and ops team did a great job pushing primer to move more quickly and getting things launched in January.

The strong first quarter also increased our gross margin to 51.2% as compared to 35.8% in Q1 of last year. This big improvement was due primarily to an increase in brand messaging revenues, which have a large fixed cause component to them.

We plan to continue to improve margins even further, targeting gross margins of at least 55% by the fourth quarter of this year. Our operating expenses in the first quarter of 2018 were $2.3 million, up from $1.7 million in the same year-ago quarter. This increase was mostly due to additional expenses related to growth initiatives, including expanding our executive and sales team.

However, it is important to note that our operating expenses as a percentage of revenue declined to 56% as compared to 77% in the same year-ago quarter. We expect our operating cost levels to remain at similar levels or only slightly increase for the balance of 2018. Our net loss for the first quarter of 2018 totaled $189,000 or $0.01 per share as compared to a net loss of $883,000 or $0.03 per share in the year-ago quarter. The improvement in net loss was primarily due to the increase in revenues and the decrease in operating expense, as a percentage of revenue.

Also, I should note that a good portion of loss was attributed to noncash expenses. For example, excluding noncash expenses in the first quarter of 2018, we would have had a net income of 300—of over $300,000.

Now, turning to the balance sheet. Cash and cash equivalents totaled $4.3 million at March 31, 2018. This compares to $5.1 million at December 31, 2017. The decrease in cash was due to the use of cash in operating activities, primarily a reduction in revenue share payable, most of which resulted from a one-time change in payment terms with one of our partners. We expect to have continued positive cash flow from operations in future quarters in 2018.

In addition, we continue to operate debt-free. Following completion of our recently announced equity raise, we estimate our total cash balance to be approximately $12.5 million and we will have approximately 34.6 million common shares outstanding.

That wraps up our financial results. Now I'd like to turn the call over to Miriam.

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Miriam Paramore:

Thanks, Doug. I'm excited to talk about our recently announced partnership with EvidenceCare. It represents a major milestone for OptimizeRx, as it expands our digital messaging beyond the ambulatory setting or office setting and into hospitals for the first time. This partnership is unique for us in that it provides three firsts. It's our first messaging into the hospital workflow; it's our first integration with a clinical decision support tool; and for the first time, it gives us the ability to integrate with those industry-leading EHR vendors that have the strong presence or strongest presence in the hospital space.

Together with EvidenceCare and these leading EHRs, we can increase the likelihood that healthcare providers, particularly those working in a demanding and fast-paced hospital setting, select the best medication for their patients. We can also help more patients save money and be better educated about their prescriptions. Unlike any other tool in the market, EvidenceCare provides clinicians with access to reliable, evidence-based treatment recommendations at the bedside and in as little as 30 seconds.

It was designed by physicians and curated by leading physician experts and medical societies, with patient-specific protocols made available to healthcare providers via a web-based app that is integrated with the EHR and streamlines workflows.

Also, EvidenceCare is led by experienced health care leaders who have strong industry relationships. We believe this represents not only a major advancement in our point of care network expansion but also in the delivery of superior health care in the hospital setting.

Now to turn for a moment to the enhancing of our technology infrastructure. We recently migrated our systems to the AWS cloud and we solidified our use of industry-best practices for processing real-time data in a HIPAA compliance and secure manner.

We also built a data warehouse to facilitate new reporting and data analytic capabilities that help us to provide valuable insights to our customers. These changes will support our future growth and significantly enhance our value proposition.

Now with that, I'd like to turn the call back over to Will.

William Febbo:

Thanks, Mariam, and thanks, Doug. Nice work. One of the key things our Q1 results demonstrate, in my opinion, is the substantial leverage we're enjoying on our operating model. That is, how it supports greater market reach and revenue growth without lockstep increase in operating cost. We've been saying it and now we're doing it. This means as we grow, we expect our operating expense as a percentage of revenue to continue to decrease as our cash flow from operations strengthen.

As Doug mentioned, we expect our actual operating expenses throughout the rest of the year to continue at the Q1 2018 level or perhaps slightly above as we further implement our business plan and expand our operations to grow the business in a very dramatic and active marketplace. This effort will be supported by our strength and ability to acquire, integrate and expand the new promotional EHR and eRx platforms. In fact, we expect to launch within seven EHRs in just '18 alone.

As a result, we have more master service agreements now than ever and we anticipate revenue from these channels to accelerate in 2018. I should also mention that we continue to report strong return on investment for our clients on current brands. The average return on investment remained at a strong 5:1 ratio. We actually had one which was greater than 15:1 or let's just say, that client is content and is growing their spend with OptimizeRx. This compelling ROI data is also encouraging the adoption of our cloud-based EHR channels by potential clients. In terms of our existing client reach, we now work with all the top 20 manufacturers, all the leading agencies that advise them on their marketing spend and several more of the top 50 manufacturers.

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For healthcare providers, the doctors, our platform solves major pain points by eliminating the need to manage and store physical drug samples. HCPs can also spend less time dealing with pharma sales reps. We solve these challenges, which have resulted in nearly 60% of doctors' offices banning or severely limiting access by pharma reps and the samples they offer. We offer healthcare providers a far more convenient and efficient way to allocate, administer and track co-pay savings for their patients. They also gain access to important clinical information, right within their workflow.

Through EHR, which doctors now use over five hours a day, we have been reopening the door of critical communication between the doctor and pharmaceutical companies in a way that benefits all stakeholders. Through this digital portal, pharma companies also regain critical access to doctors and their patients. They can provide the prescription information and savings precisely when and where the doctor needs it at point of care, which is leading to better health care outcomes with the medications prescribed.

As part of our preparation for future growth, in the first quarter we appointed Patrick Spangler and Bryan Archambault on our Board of Directors. These appointments reflect our plan to scale our business and further enhance our product offering. We believe Patrick's background and experience, particularly as CFO of the electronic health record Company, Healthland and Epocrates, when it was public and sold to Athena, will be invaluable to the Company as we navigate our opportunities for growth and expansion.

As GHG's Chief Marketing Officer, we also welcome the deep knowledge and experience in sales and customer base marketing that Bryan brings to our Board. This will be important as we focus on ramping up our sales and marketing effort.

As we continue to build momentum, we expect the market to also take notice, so we believe our ability to capture more channel is essential to keeping our leadership position. For this purpose, we plan to deploy some of the new influxes in capital to acquire additional access to HCPs. Also, simply having a stronger balance sheet enhances our position as we work to secure new clients and channel partners and it provides some additional flexibility as we consider potential strategic options. This strategy is in line with the comments we've made in past calls and investor presentations, that if we were to raise capital, it would be for the purpose of securing additional channels and reach for our clients. The major announcements of our network expansion during the quarter have also raised our profile in the industry, which has led us to now being actively engaged in discussions with several additional EHRs for integrating our technology into their platform.

We are working extensively with our existing platforms to expand the reach of our financial messaging in—to additional HCPs, as well as increasing the utilization by existing users. Driven by the launch of additional channels, more brands, more solutions, as well as the ongoing growth of our national EHR network, we expect to see continued revenue growth in 2018 and beyond. While we are focused on the top line, we are also carefully managing our expenses. Together, we believe this will keep us on track to achieve profitability on a quarterly basis, by the end of the year.

Now with that, I'd like to open the call to questions. The fun part. Operator?

Operator:

Thank you. If you would like to ask a question, please signal by pressing star, one on your touchtone telephone. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star, one to ask a question. We will pause for just a moment to allow everyone an opportunity to signal for a question.

We'll go first to Eric Martinuzzi with Lake Street Capital Markets.

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Eric Martinuzzi:

Just a terrific quarter, really, just stunning to see this kind of growth. I think I said it last quarter when you did over 70% growth but this quarter at over 91%, I just don't have a lot of names in the coverage universe like this one. I've got a bunch of questions. I'm going to try and put them in four different buckets and be quick about it but I want to focus on, obviously, the quarter you just reported, your outlook for the year, the private placement and then the NASDAQ uplisting. On the quarter, one thing I noticed, and maybe this is a Doug question, maybe it's a Will question, but this related-party revenue, I understand, just taking a quick look at the Q, that seems to be tied to your WPP director and that related party, does this—is there a revenue concentration here? Or is it just kind of that WPP relationship equals a bunch of different customers?

William Febbo:

Yes, that's—good to hear your voice and thanks for calling in, and yes, we're thrilled with the progress on this growth. To answer your specific question, that is not an over concentration. We have a really nice spread of revenue. I think we've talked in the past that revenue coming from that relationship can be anywhere from 15% to 20% but it's lots of relationships, it's not just one. There are several agencies under the umbrella of WPP.

Eric Martinuzzi:

Okay. All right. Then, this one is probably for Miriam, just EvidenceCare, you're sort of opening up a new growth vector here. I did see, just going through the press release though, it's only 5,000 users. You guys have over 500,000 users elsewhere in your EHR channel, what—explain to me, I guess, the opportunity with those 5,000 versus your existing install base of HCPs?

Miriam Paramore:

Yes, thanks, happy to. There really are a couple of things that are strategic about this, more than they are expansive in terms of share numbers but the strategy far outweighs just their 5,000 touch points today. They are an early-stage Company and that's why their user count is pretty low at this point but they are in some key hospital systems and that's a place that we've been striving to get to but have not yet had an actual firm footprint. For example, EvidenceCare has a relationship with MedStar, which is a 15-hospital system, with 10 additional urgent care centers. MedStar is a Cerner innovation site.

First of all, it puts us in the flow of the hospital setting. Secondly, it gives us that direct integration to Cerner through EvidenceCare. Then, thirdly, it opens up, as you said, a new vector of channels, because there are many, many, many clinical decision support vendors out there that are essentially overlays to the electronic health record ecosystem and so we want to be embedded in all of those things. Once we are in there, we have these jumping off points to the major EHRs who are the incumbents in the hospital system (inaudible) systems, rather, it helps to accelerate our growth in the hospital setting. That's really why we're so excited about it.

Eric Martinuzzi:

Okay. Thanks. On the 2018 outlook, Will, I know you've talked in the past about you'd be disappointed with less than 30% growth. Given the 91% growth in Q1, that forecast looks laughable, in my opinion. Would you care to revise the 2018 growth target?

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William Febbo:

How's 31%? No, I'm just kidding. I think we don't give guidance and I'd like to under promise and over deliver every day. But yes, I mean, it's—we really—in this particular growth to this quarter, my hats’ off to the ops team because they really got things to move faster than it's traditionally been how it works in this business. I'm not going to promise 91% growth, would never do that, but I guess I would up it to, I'd be disappointed with 40% growth for the year and each quarter we can look at that a little bit more. Feels like we're growing up towards the guidance, eventually but—and that's—I'm comfortable saying that.

Eric Martinuzzi:

Okay. That's fair. Rather than go through the entirety of the rest of my list, I'll take these off-line but I do have one question on the private placement, congrats for getting that $9 million raise done. You don't—I looked in the use of proceeds; it looks to be, general corporate purposes working capital, what about M&A? Is this private placement? Is it a potentially used near-term M&A opportunity?

William Febbo:

As we've talked about, we've got these three levers in the business, right? More brands, more solutions and more reach. The quickest to increase revenue is getting more reach because we already have a lot of brands and we have two wonderful solutions but we are always looking at solutions for the middle, and if we were to do something in an acquisition, it would probably be there. There is nothing on the immediate horizon, but I think given the steps we're taking with the balance sheet, getting on exchange, those things become more realistic, but really, just focused on executing and growing off of a good organic business.

Eric Martinuzzi:

Got you. Congrats, again. Terrific quarter. That's it for me.

William Febbo:

Thanks, Eric.

Douglas Baker:

Thank you.

Operator:

As a reminder, everyone, that is star, one to ask a question.

Next from B. Riley FBR, we'll hear from Andrew D'Silva.

Andrew D'Silva:

Hey, good afternoon. Thank you very much for taking my questions. Just a couple add-ons. I'll just start with your EHR partners that you're working with currently. Can you maybe give an update as far as how many of them are migrated over to a cloud-based platform from a server-based platform? I remember a little while ago that was a headwind that you were facing and it seems to be working its way out of this plan, at least by looking at the numbers.

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William Febbo:

Yes, we don't disclose the actual, because we treat our EHRs almost like clients in terms of what we say and talk about, but of the ones that have been added in the last six months, a high percentage are cloud-based. Some are the ones that we're going after are as well. But it's still—the biggest ones are still predominantly server-based. Another reason why this capital was important is to try to facilitate some of that better utilization of the server-based partners and then go after the remaining cloud-based group.

Andrew D'Silva:

Okay, I see what's going on. That makes sense. Is there just a macro theme that EHR platforms will gradually move over to cloud-based over time? Or are some of them just so rooted in server-based that you don't see that actually ever happening?

William Febbo:

Miriam, do you want to talk to that one?

Miriam Paramore:

Yes. Sure. It's a good question. The majority of the early—earlier or newer EHR systems are tending to be native in the cloud and tend to be specialty focused. Those guys will have a smaller footprint by the numbers in terms of their number of providers that they turn on much faster. In terms of the general market, I think the acquisition spree that you've seen if you kind of go back and look, anyone who has purchased an EHR, that was already an existing EHR, tended to go by a cloud, a native cloud-based solution. You’ll see them migrate their book of business or run the tail down off of their traditional server-based platforms to their cloud-based platforms. But that takes a long, long time. Migration from any one platform to another is always a very, very long and painful process in health care, as I'm sure you know if you’ve followed this sector for a while.

But I'd say a good indicator of what we're seeing is that on our pipeline for folks who are not already on our network are that more than 50% of them, probably more than 70% of them, are native cloud-based. The newer, the more cloud but the smaller their footprint, is the way to think about it. Their speed to ramp up is very quick. Then I would say your bet is correct, that older EHRs are either having a secondary platform that's cloud-based or migrating or some are building from scratch. But that has a transaction cost and time to it. I hope that helps.

Andrew D'Silva:

Okay. Good. Yes, that's great color. Thank you very much for that. Then, just moving over, kind of to the different offerings. Obviously, financial messaging has been the backbone of the Company for quite some time. How do you see the business developing as we go into '18 or finish out '18 and '19? Do you think that all offerings will continue to grow but things like clinical brand messaging will start to take a bigger percent of the overall top line pie?

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William Febbo:

No, I see growth in all areas. As a matter of fact, we had a national sales meeting and I put some math to the brands remaining that we don't have. We have a lot of room for growth just in that one offering. Then, our other messaging solutions, as you know, really just started last year so they will continue to grow quite a bit. We don't break out revenue, it's—we're still too small for that and it's also really becoming the digital health messaging platform. I think we're going to see continued growth across the board.

Andrew D'Silva:

Okay. Great. Just a last question. When we think about the different brands that you're working with, obviously you gave some color on how not all brands are equal. Could you give a sense of any potential concentration risk that might be taking place of any brands or any brands that are significant to you that might be rolling off patent doing that or is that not necessarily a concern that you have at this time, based on the brands that you are working with currently?

William Febbo:

Yes. We, starting about 1.5 years ago, we really did a good job of going and looking at when brands are on patent. We obviously can't predict any FDA action or merger and acquisition at the pharma level action. But we do not see a high churn year this year and '19 as well. Particularly, because there's a lot of new brands coming on to the market, we're in good shape to bring those on. I feel good about not too much customer concentration and then a layer down, not too much brand concentration.

Andrew D'Silva:

Okay. Wonderful. Hey, thank you very much. Congrats on the progress and good luck going forward.

William Febbo:

Thanks, Andy.

Operator:

Next we'll hear from Harvey Poppel with Poptech, LP.

Harvey Poppel:

Well, not only congratulations on a great quarter but you answered my perpetual question about uplisting which is very gratifying to, not only me, but I'm sure a lot of other major investors in the Company. Couple of questions about the private placement. If I do the math correctly, your announcement had mentioned three parties, two institutional investors and a family office. If you divide the five million shares by three, it suggests that each of the new owners will be right around that 5% reporting threshold. Will, can you disclose whether their names or whether any of them will be over the 5% in order to meet the reporting requirements so we'll get to know who they are?

William Febbo:

Yes, Harvey, we—not comfortable talking to the investors. I like them to talk for themselves but you will see through filings who everybody is.

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Harvey Poppel:

Okay, fine. With the new private placement and uplisting, do you think there's a good chance for the Company to achieve a greater, wider analyst coverage at this point?

William Febbo:

I do. I think I spent a lot of time, as you know, because you're at these conferences, really talking to a broad base of investors. Not just those, that—not just the family office group that are usually early, early believers. But also the institutions who frankly couldn't buy our equity, given our share price and/or the OTC listing. I believe we've got a much broader story; those stories are then shared with analysts and I think we do have a chance of having additional pickup, based on this transaction but also just based on the story. I mean, health IT has been a lot of promise and a little deliver and I think we're doing a lot of delivering right now. It's a good story. I think, it's easy to understand, right? We digitize communications for pharma, we're addressing a price, expensive prescriptions, we're helping physicians and patients and outcomes. It's a good story. I think it's easy to tell.

Harvey Poppel:

I had just one further question that relates to EvidenceCare. I think, in Mary's remarks, she mentioned Cerner's name with—in relationship to that, if I heard correctly. Could she elaborate further on that what's the—what that connection is?

Miriam Paramore:

Sure. Happy to. Hi, Harvey. EvidenceCare is a clinical decision support piece of software that's actually separate from the electronic health record. I used the word overlay because there is a class of software, and lots of it, that is not part of the EHR when it comes out of the box but kind of overlays it and enhances the functionality. This clinical decision support software, which is tablet-based and used at the bedside, lots of times in the emergency room setting where you have a generalist who is delivering care and patients with any number of things coming in the door. It helps them to quickly go through evidence-based guidelines, coupled with the hospital system's own guidelines and then makes treatment recommendations including prescribing recommendations. Right there, in their hand, in a mobile settings, we're able to share clinical decision support or medication management information with those healthcare providers when they are making treatment decisions. Behind that, in many cases, there is a Cerner installation and so I mentioned MedStar as an example that is a Cerner innovation site, 15-hospital system.

What happens is, through our connection, if it were a financial message, as an example, through our connection, that the provider chooses a medication and a patient savings opportunity is available and they hit go, or submit; that flows back through the Cerner system to finish the cycle of electronic prescribing or ordering. It allows us to have that seamless integration and from there, we can—we believe we can optimize other points of workflow with Cerner, even when it may be in a different care setting. Hope that helps, Harvey. It's kind of a plug-in that allows us to connect to Cerner or one step on it because EvidenceCare has already done all that work. We get the benefits of that kind of bidirectional information exchange,which is critical to our scale.

Harvey Poppel:

Wonderful. Thank you very much. Appreciate it. I’m done.

William Febbo:

Thank you.

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Miriam Paramore:

You are welcome. Thanks, Harvey.

Operator:

Once again, everyone, that is star, one to ask a question.

Next we'll hear from Ron Chez, and he is a private investor.

Ron Chez:

Good afternoon.

William Febbo:

Good evening.

Ron Chez:

That's right. Good evening. Just one question, maybe two. Are you seeing evidence of greater dollars? Somebody asked about concentration and that, you said, is not a problem, but are you seeing bigger dollars from individual brands?

William Febbo:

Yes, Ron. Good question, good to hear you voice. Last year, I think, we talked about having two million-plus clients; that doesn't mean brands but the manufacturers. This year we have over six of those and two—and then we have two that are over $2 million. We're starting to see this ROI data really help clients get more comfortable with increasing their spend, not only on current brands but bringing other brands into the mix.

Ron Chez:

Okay. You're not going to get too comfortable as a result of having a good quarter, right?

William Febbo:

Never, never. The good thing about our clients is they keep us moving and obviously the team is incredibly charged up and that kind of culture just pushes you to do more. We're very excited to keep it going.

Ron Chez:

They have open-ended incentive plans?

William Febbo:

Yes, everybody does.

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Ron Chez:

Just one more question about the brand messaging and you talked about high fixed cost. Do you want to comment on that? The nature of the high fixed cost and why that's going to get better traction?

William Febbo:

Yes. We talked about it last year where we were actually pre-purchasing inventory, which is—then we sell again and last year was our first year doing that. We saw, as we said, each quarter, our margin would get better and better. We got very good at doing that. We also negotiated a better deal within 2018. You couple the two together and we've got really nice margin improvement. As the year progresses, that fixed cost actually goes down because it's sort of top heavy in the first half. We expect some good improvement there and continue to sell really well against it.

Ron Chez:

Further penetration with more brand messaging, people are responding to that, the agencies?

Douglas Baker:

Yes. Well, you know this whole point of care space is really hard to get a clinical-oriented message to, right? The reps can't get there, doctors are on computers, everyone's overworked and so it's really up to us to deliver a simple effective message at point of care. We have the beginnings of a very powerful network to do that. Yes, more penetration and definitely clinical in nature. We're looking at outcomes not just pretty pictures.

Ron Chez:

Thank you. Anything else I have, I will do offline. Thanks. Good job.

William Febbo:

Thanks, Ron. Appreciate it.

Operator:

At this time, this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Febbo. Sir, please proceed.

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William Febbo:

Well, thanks, everyone, for calling in. We will not get too comfortable, we will continue to manage expenses and we will try to accelerate growth. I do want to say that the team is really cranking. They are working hard and delighting the client. That is what you need to do every day. We'll continue to work for the investors as well, as we do. I look forward to talking at the next investor conference, which I believe is B. Riley in May. Looking forward to that. Everyone, have a great rest of their week.

Operator:

Thank you. Now, before we conclude today's call, I would like to provide the Company's safe harbor statement that includes important cautions regarding forward-looking statements made during today's call.

Statements made by Management during today's call may contain forward-looking statements within the definition of section 27A in the Securities Act of 1933, as amended, and the section 21E of Securities Act of 1934, as amended.

These forward-looking statements should not be used to make an investment decision. The words anticipate, estimate, expect, possible and seeking and similar expressions identify forward-looking statements, and they speak only to date the statement was made. Examples of such forward-looking statements in this presentation include statements regarding achieving GAAP profitability on quarterly basis by the end of the year, positive cash flow from operations and future quarters in 2018, plan to deploy capital to acquire additional access to HCPs, plan to implement a one-for-three reverse stock split of its common stock, distribution of financial messages, would continue to increase, brand messaging will continue to support top line growth, margins will increase, ROI data will help encourage the adoption of the Company's cloud-based EHR channels by potential clients, further improvements in cost of sales percentage in future quarters, rollout of its integrated messaging service with new channel partners, operating cost levels to remain at similar levels or only increase slightly for the balance of 2018, continued growth in 2018 and the Company's estimation of the total available market.

The Company undertakes no obligation to publicly update or revise any forward-looking statements whether because of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified.

Future events and actual results could differ materially from those set forth in, or contemplated by underlying forward-looking statements. Risks and uncertainties to which forward-looking statements are subject and could affect business and financial results are included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2017.

This form is available on the Company's website and on the SEC website at sec.gov.

Before we end today's conference, I would like to remind everyone that this call will be available for replay, starting later this evening through May 23. Please refer to today's press release for dial-in replay instructions available via the Company's website at www.optimizerx.com.

Thank you for joining us today. This concludes today's conference call. You may now disconnect.

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